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                                                                     Exhibit 5.1

                              OPINION OF COUNSEL

                               Owen M. Naccarato
                                Attorney at Law
                           19600 Fairchild Suite 260
                               Irvine, Ca 91612
                  Office: (818) 255-4996 Fax: (818) 255-4997
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May 25, 2001

Kaire Holdings Incorporated
7348 Bellaire Avenue
North Hollywood, California 91605

Re:  Amended Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Kaire Holdings Incorporated (the "Company"), in connection with the preparation and filing of the Company's Amended Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 12,000,000 shares of the Company's common stock, par value $.001, (the "common stock"), issuable pursuant to the Company's 2001 Employee Stock Compensation Plan, (the "Plan").

          I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

          Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

          Further, I consent to the filing of this opinion as an exhibit to the Amended Registration Statement.

Very truly yours,

/s/ Owen Naccarato
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Owen Naccarato, Esq.